                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Martin Marietta Materials, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        (MARTIN MARIETTA MATERIALS LOGO)

                                 NOTICE OF 1999
                               ANNUAL MEETING OF
                                SHAREHOLDERS AND
                                PROXY STATEMENT

(MARTIN MARIETTA MATERIALS LOGO)

2710 WYCLIFF ROAD
RALEIGH, NORTH CAROLINA 27607

                                       March 26, 1999

Dear Fellow Shareholder:

       The Directors and Officers of Martin Marietta Materials, Inc. join me in inviting you to attend the Corporation's Annual Meeting of Shareholders. The formal notice of this meeting and the Proxy Statement accompany this letter.

       By attending the meeting, you will have an opportunity to hear the plans for the Corporation's future, to meet the Directors and Officers and to participate in the business of the meeting. If it is not possible for you to attend, please return the enclosed proxy immediately to ensure that your shares will be voted.

       We look forward to seeing you in the Capital Ballroom at the North Raleigh Hilton in Raleigh, North Carolina at 10:30 a.m. on May 19, 1999.

                                       Sincerely,
                                       /s/ STEPHEN P. ZELNAK, JR.
                                       Stephen P. Zelnak, Jr.
                                       Chairman of the Board,
                                       President and Chief Executive Officer

                        MARTIN MARIETTA MATERIALS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1999

To the Holders of the Common Stock of Martin Marietta Materials, Inc.:

       The Annual Meeting of Shareholders of Martin Marietta Materials, Inc. (the "Corporation") will be held on Wednesday, May 19, 1999, at 10:30 a.m. at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina. Attendance at the Annual Meeting of Shareholders of the Corporation will be limited to shareholders of record at the close of business on March 12, 1999 or their proxies, beneficial owners presenting satisfactory evidence of ownership on that date, and invited guests of the Corporation.

       The purposes of the meeting are:

       (1)    to elect three (3) Directors, each to serve for a term of three
              (3) years until the Annual Meeting of Shareholders in 2002 and until their successors are duly elected and qualified;

       (2)    to ratify the appointment of independent auditors; and

       (3) to transact such other business as may properly come before the meeting.

       The Board of Directors has fixed the close of business on March 12, 1999 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

       Whether or not you expect to attend the meeting, we hope you will date and sign the enclosed Proxy Card and mail it promptly in the enclosed stamped envelope.

                                          By Order of the Board of Directors,

                                          Roselyn R. Bar
                                          Corporate Secretary and
                                          Associate General Counsel
Raleigh, North Carolina
March 26, 1999

                                PROXY STATEMENT

                              GENERAL INFORMATION

       The Annual Meeting of Shareholders of Martin Marietta Materials, Inc., a North Carolina corporation (the "Corporation"), will be held on Wednesday, May 19, 1999, at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders ("Annual Meeting" or "Meeting"). This statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at such meeting and at any and all adjournments of such meeting.

       The Corporation's Annual Report for the fiscal year ended December 31, 1998, including audited financial statements, is being mailed to shareholders with this Proxy Statement.

       Whether or not you plan to attend the meeting, we urge you to date, sign and return your proxy in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting (i) by filing with the Corporation's Secretary an instrument revoking the proxy prior to the Meeting,
(ii) by timely delivery to the Corporation's Secretary, or at the Meeting, of a subsequently dated and executed proxy, or (iii) if you attend the Meeting, by voting your shares in person. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

       The principal office of the Corporation is at 2710 Wycliff Road, Raleigh, North Carolina 27607. This Proxy Statement, the Proxy Card, and the Notice of Meeting will be sent commencing approximately March 26, 1999 to shareholders of record on March 12, 1999.

VOTING SECURITIES AND RECORD DATE

       Only shareholders of record at the close of business on March 12, 1999 are entitled to notice of and to vote at the Annual Meeting. On March 12, 1999, there were 46,641,549 shares outstanding of the Corporation's Common Stock, $.01 par value per share ("Common Stock" or "Stock"). Each share is entitled to one vote.

       Votes cast by proxy or in person at the Annual Meeting will be tabulated by an independent inspector of election appointed by the Corporation's Board of Directors for the Meeting from First Union National Bank, the Corporation's transfer agent. The inspector of election will determine whether a quorum is present. For purposes of determining the presence of a quorum, abstentions will be counted as shares that are present and entitled to vote. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter and specific instructions are not received from the shareholder regarding that matter, those shares represented by the proxy will not be considered as present and entitled to vote with respect to that matter.

       The election of Directors requires a plurality of the votes cast with a quorum present. Any other proposal presented at the meeting will be approved if more votes are cast by proxy or in person in favor of the proposal than are cast against it. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange rules preclude brokers from exercising their voting discretion on certain proposals. In such cases, absent specific instructions from the beneficial owner, the broker may not vote on those proposals. This results in what is known as a "broker non-vote." Because the Corporation's Bylaws require the affirmative vote of either a plurality or majority of the votes cast for or against the proposal at the Meeting to authorize action on any matter (as described above), abstentions and broker non-votes, which will not be counted "for" or "against" proposals, have no effect on the vote for the election of Directors or approval of any of the other proposals.

       Each participant in the Corporation's Performance Sharing Plan and Savings and Investment Plan may direct the trustee as to the manner in which shares of Common Stock allocated to the plan participant's account are to be voted. If the plan participant does not return a voting instruction card to the trustee in a timely manner or returns a card without indicating any voting instructions, the trustee will vote the shares in the same proportion as shares for which the trustee receives voting instructions for that plan.

                             ELECTION OF DIRECTORS

       The Corporation's Restated Articles of Incorporation, as amended, provide for a classified board of directors such that the Board of Directors is divided into three classes, each of which serves for three years. The Board of Directors has nominated three persons for election as Directors to serve three-year terms expiring in 2002. Unless otherwise directed, proxies will be voted in favor of these three nominees. Each nominee has agreed to serve if elected. Each of the nominees is currently serving as a Director. Should any nominee become unable to serve as a Director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person for such position as the present Board of Directors may recommend in place of such nominee.

       The following sets forth certain biographical information, current occupation and business experience for the past five years for each of the nominees for election and for each of the other members of the Board of Directors.

--------------------------------------------------------------------------------

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                             TERMS EXPIRING IN 2002
--------------------------------------------------------------------------------

JAMES M. REED (66)
Director (since 1994), Chairman of the Audit Committee, member of the Executive and Finance Committees.

Mr. Reed served as Chief Financial Officer of Union Camp Corporation from 1977 and as Vice Chairman of the Board of Union Camp Corporation from 1993 until his retirement on November 30, 1997. Mr. Reed is also a Director of Bush Boake Allen Inc.

--------------------------------------------------------------------------------

WILLIAM B. SANSOM (57)
Director (since 1994), Chairman of the Ethics, Environment, Safety and Health Committee and a member of the Compensation Committee.

Mr. Sansom has served as the Chairman and Chief Executive Officer of The H.T. Hackney Co. since May 1983. During 1979 to 1983, he served in Tennessee State Government, first as Commissioner of Transportation and then as Commissioner of Finance and Administration. He has also previously served on the Board of Directors of the National Crushed Stone Association. Mr. Sansom is a Director of First Tennessee National Corporation and Astec Industries, Inc.

--------------------------------------------------------------------------------

STEPHEN P. ZELNAK, JR. (54)
Chairman of the Board (since 1997) and Director (since 1993), member of the Executive and Finance Committees.

Mr. Zelnak has served as President and Chief Executive Officer of Martin Marietta Materials, Inc. since 1993, and previously served as the President of Martin Marietta Corporation's Materials Group from 1992 until the formation of the Corporation, and of Martin Marietta Corporation's Aggregates Division since 1982. Mr. Zelnak also served as a Vice President of Martin Marietta Corporation from 1989 until 1994, when he resigned as an officer of Martin Marietta Corporation effective upon the completion of the initial public offering of a portion of the Corporation's Common Stock. Mr. Zelnak joined Martin Marietta Corporation in 1981.

--------------------------------------------------------------------------------

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

--------------------------------------------------------------------------------

                         DIRECTORS CONTINUING IN OFFICE
--------------------------------------------------------------------------------

                             TERMS EXPIRING IN 2000
--------------------------------------------------------------------------------

WILLIAM E. MCDONALD (56)
Director (since 1996), member of the Audit and Compensation Committees.

Mr. McDonald has served as Senior Vice President, Customer Service Operations, Sprint Corporation since January 1, 1998. He was previously President and Chief Executive Officer of Sprint Mid-Atlantic Operations from 1993 through 1997 and President and Chief Executive Officer for Sprint/United Telephone-Eastern from 1988 to 1993.

--------------------------------------------------------------------------------

FRANK H. MENAKER, JR. (58)
Director (since 1993), member of the Ethics, Environment, Safety and Health and Audit Committees.

Mr. Menaker has served as Senior Vice President and General Counsel of Lockheed Martin Corporation since July 1996. He served as Vice President and General Counsel of Lockheed Martin Corporation from March 1995 to July 1996 and as Vice President of Martin Marietta Corporation from 1982 until 1995, and as General Counsel of Martin Marietta Corporation from 1981 until 1995. Mr. Menaker is also a Director of L3 Communications Corporation.

--------------------------------------------------------------------------------

RICHARD A. VINROOT (57)
Director (since 1996), member of the Ethics, Environment, Safety and Health Committee.

Mr. Vinroot has been a member of the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina since 1969. From 1991 to 1995, Mr. Vinroot served as Mayor of Charlotte, North Carolina.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             TERMS EXPIRING IN 2001
--------------------------------------------------------------------------------

RICHARD G. ADAMSON (66)
Director (since 1994), member of the Ethics, Environment, Safety and Health and Audit Committees.

Mr. Adamson served as Vice President, Strategic Development for Martin Marietta Corporation from April 1993 until his retirement in January 1995. From 1984 until April 1993, he served as Vice President, Business Development of Martin Marietta Corporation.

--------------------------------------------------------------------------------

MARCUS C. BENNETT (63)
Director (since 1993), Chairman of the Executive and Finance Committees, member of the Compensation Committee.

Mr. Bennett has been a Director of Lockheed Martin Corporation since March 1995. He served as Executive Vice President and Chief Financial Officer of Lockheed Martin Corporation from July 1996 until his retirement on January 31, 1999. From March 1995 until July 1996 he served as Senior Vice President and Chief Financial Officer of Lockheed Martin Corporation and from 1988 until 1995 he served as Vice President and Chief Financial Officer of Martin Marietta Corporation. He also served as a Director of Martin Marietta Corporation from 1993 to 1995. Mr. Bennett joined Martin Marietta Corporation in 1959. Mr. Bennett is also a Director of Carpenter Technologies, Inc. and Comsat Corporation.

--------------------------------------------------------------------------------

BOBBY F. LEONARD (66)
Director (since 1994), Chairman of the Compensation Committee and member of the Finance Committee.

Mr. Leonard served as Vice President, Human Resources of Martin Marietta Corporation from 1981 until his retirement in March 1995. He is currently in private law practice in Maryland.

--------------------------------------------------------------------------------

                               BOARD OF DIRECTORS

       The Corporation's Board of Directors held eight meetings during 1998, of which five were regularly scheduled meetings. In addition, management confers frequently with its Directors on an informal basis to discuss Corporation affairs. Other than Directors who are also officers of the Corporation, Directors serving in 1998 received an annual retainer of $25,000 and were each granted 1,500 non-qualified stock option awards in accordance with the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan. Directors also received $1,000 for each regular or special meeting of the Board and $500 for each Board committee meeting attended, in addition to reimbursement for travel and other expenses related to attendance at Board and committee meetings. Each committee chairman (other than the chairman of the Executive Committee) also receives an annual fee of $1,000.

       Pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Directors may currently receive their compensation in cash and may defer the payment commencement date for all or a portion of their fees (in the form of cash or Common Stock) until the date the person ceases to be a Director or the date that is one month and one year following the date the person ceases to be a Director. Directors may elect to receive payment of the deferred amount in a single lump sum or in equal annual installments for a period of up to ten years. The Board of Directors unanimously agreed that a minimum of 30% of each Director's annual retainer would be paid in Common Stock and deferred under the plan.

       The Corporation's Board of Directors has five standing committees: an Audit Committee, a Compensation Committee, an Ethics, Environment, Safety and Health Committee, an Executive Committee and a Finance Committee.

       The Audit Committee, which is composed of Directors who are not officers or employees of the Corporation, held four meetings during 1998. The Audit Committee possesses and may exercise the powers of the Board of Directors, except when such powers are by statute or the Articles of Incorporation or Bylaws reserved to the full Board, relating to all accounting and auditing matters of the Corporation. The Audit Committee recommends to the Board of Directors the selection of the independent auditors. The Committee also monitors the independence of the independent auditors. The Committee reviews the scope and timing of work to be performed by the independent auditors; compensation to be paid to the independent auditors; financial accounting and reporting principles used by the Corporation; policies and procedures concerning audits, accounting and financial controls; recommendations to improve existing practices; and results of the audit and the report of the independent auditors. The Committee also reviews the qualifications and the plan and scope of work of the corporate internal audit function. The Committee's current members are Directors Reed (Chairman), Adamson, McDonald and Menaker.

       The Compensation Committee is composed of Directors who are not officers or employees of the Corporation and who are also "non-employee" and "outside" Directors as those terms are defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986. It held five meetings during 1998. The Committee has the power to fix the compensation and benefits to be paid for all elected officers and employees. The Committee also approves and administers the grants of stock options and any other awards that may be granted under the Martin Marietta Materials, Inc.

Amended and Restated Stock-Based Award Plan. The Committee has the power to administer any other compensation plan in connection with which the Corporation or any of its employees may realize a benefit from administration by disinterested Directors. The Committee's current members are Directors Leonard (Chairman), Bennett, McDonald and Sansom.

       The Ethics, Environment, Safety and Health Committee held three meetings during 1998. It monitors compliance with the Martin Marietta Materials, Inc. Code of Ethics and Standards of Conduct and reviews all matters presented to it by the Corporate Ethics Officer concerning the ethical practices of the Corporation and its employees, including conflicts or potential conflicts of interest between the Corporation and any of its employees. The Committee also reviews and monitors the adequacy of the Corporation's policies and procedures and organizational structure for ensuring compliance with environmental laws and regulations, and matters relating to health and safety. The Committee's current members are Directors Sansom (Chairman), Adamson, Menaker and Vinroot.

       The Executive Committee held no meetings during 1998. It has the authority to act during the intervals between the meetings of the Board of Directors and may exercise the powers of the Board in the management of the business and affairs of the Corporation as may be authorized by the Board of Directors. The Committee's current members are Directors Bennett (Chairman), Reed and Zelnak.

       The Finance Committee held three meetings during 1998. It has been delegated general oversight powers related to the management of the financial affairs of the Corporation, including but not limited to, establishing lines of credit or other short-term borrowing arrangements and investing excess working capital funds on a short-term basis. The Committee reviews and makes recommendations to the Board of Directors concerning changes to capital structure, including the incurrence of long-term debt, issuance of equity securities and the payment of dividends, as well as capital expenditures and the contributions budget. The Committee's current members are Directors Bennett (Chairman), Leonard, Reed and Zelnak.

       The Bylaws of the Corporation require advance notice for any proposal for the nomination for election as a Director at an annual meeting of shareholders that is not included in the Corporation's notice of meeting or made by or at the direction of the Board of Directors. In general, nominations must be delivered to the Secretary of the Corporation at its principal executive offices, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain specified information concerning the nominee and the shareholder proposing the nomination. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished a copy without charge upon written request to the Secretary of the Corporation.

       During the year ended December 31, 1998, no Director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

                         BENEFICIAL OWNERSHIP OF SHARES

DIRECTORS AND EXECUTIVE OFFICERS

       The following table shows as of March 12, 1999 the number of shares of Common Stock beneficially owned by the Directors and nominees, the Chief Executive Officer, and the four most highly compensated executive officers, individually, and by all Directors and executive officers of the Corporation as a group. The number of shares shown for each Director and each of the named executive officers represented less than 1 percent of the shares of Common Stock outstanding. The number of shares shown for all Directors and executive officers as a group represented less than 1 percent of the shares of Common Stock outstanding.

                                                          AMOUNT OF
                                                         COMMON STOCK
                      NAME OF                            BENEFICIALLY
                  BENEFICIAL OWNER                         OWNED(1)
                  ----------------                    ------------------
Richard G. Adamson..................................         3,801(2)
Marcus C. Bennett...................................         7,748(2)
Bruce A. Deerson....................................        25,463(3)(4)
Janice K. Henry.....................................        33,216(3)(4)
Bobby F. Leonard....................................         7,085(2)
William E. McDonald.................................         2,866(2)
Frank H. Menaker, Jr. ..............................         6,196(2)
James M. Reed.......................................         4,879(2)
William B. Sansom...................................         4,823(2)
Philip J. Sipling...................................        43,752(3)(4)
Richard A. Vinroot..................................         3,593(2)
Robert R. Winchester................................        40,383(3)
Stephen P. Zelnak, Jr. .............................        31,770(3)(5)
All Directors and executive officers as a group (15
   individuals including those named above).........       243,801(3)

------------------------

(1) Shares reported are less than 1% of the shares of Common Stock outstanding. As to the shares reported, unless indicated otherwise, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power.
(2) Amounts reported include compensation paid on a quarterly basis that Directors have received in Common Stock units that is deferred pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors. The Directors do not have voting or investment power for their respective share units. The number of Common Stock units credited to each of the Directors as of March 12, 1999 is as follows: Mr. Adamson, 901; Mr. Bennett, 2,248; Mr. Leonard, 835; Mr. McDonald, 1,366; Mr. Menaker, 2,146; Mr. Reed, 1,379; Mr. Sansom, 2,273; and Mr. Vinroot, 2,093. Amounts reported also include options for Common Stock in the amount of 1,500 for each Director, which are currently exercisable within 60 days of March 12, 1999.
(3) The number of shares owned for each of Messrs. Deerson, Sipling, Winchester, Zelnak and Ms. Henry and all Directors and executive officers as a group assumes that options held by each of them covering shares of Common Stock in the amounts indicated, which are currently exercisable within 60 days of March 12, 1999, have been exercised: Mr. Deerson, 22,333; Ms. Henry, 28,333; Mr. Sipling, 37,000; Mr. Winchester, 36,000; Mr. Zelnak, 18,000; and all Directors and executive officers as a group, 177,165. The amounts reported do not include Common Stock units credited to each of the named executives in connection with their deferral of a portion of their cash bonus under the Martin Marietta Materials, Inc. Incentive Stock Plan that have not vested as of March 12, 1999 in the following amounts: Mr. Deerson, 2,041; Ms. Henry, 4,946; Mr. Sipling, 6,618; Mr. Winchester, 1,979; Mr. Zelnak, 22,917; and all Directors and executive officers as a group, 43,638.
(4) Includes an approximation of the number of shares in the participant's account in the Martin Marietta Materials, Inc. Performance Sharing Plan.
(5) Includes 10,000 shares held by the Zelnak Private Foundation of which Mr. Zelnak and his wife are trustees and share voting and investment power.

FIVE PERCENT SHAREHOLDERS

       The following table sets forth information with respect to the shares of Common Stock which are held by persons known to the Corporation to be the beneficial owners of more than 5% of such stock as of March 12, 1999. To the best of the Corporation's knowledge, no person (other than as disclosed below) owned more than 5 percent of any class of the Corporation's outstanding voting securities at the close of business on March 12, 1999.

       NAME AND ADDRESS          AMOUNT OF COMMON STOCK     PERCENT
        OF SHAREHOLDER           BENEFICIALLY OWNED(1)      OF CLASS
       ----------------          ----------------------     --------
Davis Selected Advisers,               6,653,800             14.27%
   L.P.(2)
124 East Marcy Street
Santa Fe, NM 87501

American Express Financial             3,308,809              7.09%
   Corporation(3)
IDS Tower 10
Minneapolis, MN 55440

Perry Corp.(4)                         2,367,368              5.08%
599 Lexington Avenue
New York, NY 10022

FMR Corp.(5)                           2,366,174              5.07%
82 Devonshire Street
Boston, MA 02109

------------------------

(1) As to the shares reported, unless indicated otherwise, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power.
(2) As reported in Schedule 13G dated January 8, 1999 filed with the Securities and Exchange Commission.
(3) As reported in Schedule 13G dated December 31, 1998 filed with the Securities and Exchange Commission. The total includes 208,237 shares over which the shareholder has shared voting power with its parent holding company, American Express Company, and 3,308,809 shares over which the shareholder has shared dispositive power with its parent holding company, American Express Company. American Express Company disclaims beneficial ownership of the shares referred to in the Schedule 13G.
(4) As reported in Schedule 13G dated February 16, 1999 filed with the Securities and Exchange Commission. Richard C. Perry, as sole stockholder of Perry Corp., has the power to vote and dispose of the shares reported.
(5) As reported in Schedule 13G dated February 1, 1999 filed with the Securities and Exchange Commission. The total includes stock held by certain affiliated entities and individuals over which FMR Corp. and such affiliates have the sole power to vote or to direct the vote of 1,165,400 shares and the sole power to dispose or direct the disposition of 2,366,174 shares as a result of acting as investment adviser or sub-adviser to certain investment companies.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

       Section 16(a) of the Exchange Act requires Directors and officers of the Corporation and persons who own more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports in changes in ownership of the Common Stock. Directors, officers and more than 10% shareholders are required by Securities and Exchange Commission regulations to furnish to the Corporation copies of all Section 16(a) reports filed.

       Based solely on its review of the copies of reports furnished to the Corporation and written representations that no other reports were required for the year ended 1998, the Corporation is not aware of any reporting person who failed to file on a timely basis all reports required by Section 16(a) to be filed during 1998.

                             EXECUTIVE COMPENSATION

       The following tables show annual and long-term compensation received from the Corporation for services in all capacities to the Corporation of the Chief Executive Officer and the next four most highly compensated executive officers for the years ended December 31, 1998, 1997 and 1996. Other than compensation paid by the Corporation as set forth below, no annual or long-term compensation of any kind was paid to the Chief Executive Officer or other named executive officers of the Corporation in each of the years in the three-year period ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                    ANNUAL COMPENSATION                      AWARDS
                                        --------------------------------------------   ------------------
                                                                                           SECURITIES
                                                                      OTHER ANNUAL         UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR    SALARY    BONUS(1)   COMPENSATION(2)   OPTIONS/SARS(#)(3)   COMPENSATION(4)
---------------------------             ----   --------   --------   ---------------   ------------------   ---------------
Stephen P. Zelnak, Jr. ...............  1998   $558,333   $300,000      $386,673             60,000             $5,600
  Chairman, President                   1997    490,000    225,000       288,745             54,000              5,600
  and Chief Executive Officer           1996    396,667    170,000       215,862             47,000              5,250
Philip J. Sipling.....................  1998    269,375     76,772        99,002             20,000              5,600
  Executive Vice President              1997    223,625     64,400        82,350             18,000              5,536
                                        1996    194,917     54,100        68,198             15,000              5,250
Robert R. Winchester..................  1998    223,000    110,184        16,494             15,000              5,600
  Senior Vice President                 1997    207,667    104,850        15,478             15,000              5,600
                                        1996    191,417     79,650        33,481             15,000              5,250
Janice K. Henry.......................  1998    213,333    102,000        67,342             14,000              5,600
  Senior Vice President,                1997    195,000     46,800        59,978             13,000              5,600
  Chief Financial Officer               1996    180,000     43,900        55,312             12,000              5,317
  and Treasurer
Bruce A. Deerson......................  1998    193,750    130,285        19,507             10,000              5,600
  Vice President and                    1997    178,583     77,130        12,272             10,000              4,676
  General Counsel                       1996    162,167     50,000        37,212              9,000              5,565

------------------------

(1) Bonuses earned in 1998 were paid pursuant to the Martin Marietta Materials, Inc. Executive Incentive Plan. A portion of the cash bonus in 1998, 1997 and 1996 to be paid to the named executive officers and certain other key employees of the Corporation was deferred into stock-based awards pursuant to the Martin Marietta Materials, Inc. Incentive Stock Plan. The amounts deferred in 1998 for each of the named executive officers are as follows:
    Mr. Zelnak, $300,000; Mr. Sipling, $76,772; Mr. Winchester, $12,243; Ms.
    Henry, $52,000; and Mr. Deerson, $14,168. The amounts deferred in 1997 for each of the named executive officers are as follows: Mr. Zelnak, $225,000; Mr. Sipling, $64,400; Mr. Winchester, $11,650; Ms. Henry, $46,800; and Mr. Deerson, $8,570. The amounts deferred in 1996 for each of the named executive officers are as follows: Mr. Zelnak, $170,000; Mr. Sipling, $54,100; Mr. Winchester, $26,550; Ms. Henry, $43,900; and Mr. Deerson, $29,100. The amounts reported under "Bonus" do not include such deferred portion which are reported under "Other Annual Compensation." The amount reported under "Bonus" also includes a one-time cash bonus paid to Ms. Henry and Mr. Deerson for 1998, which amount was not eligible for deferral under the Martin Marietta Materials, Inc. Incentive Stock Plan.
(2) The amounts reported under "Other Annual Compensation" represent the value of units that correspond to Common Stock credited to participants under the Martin Marietta Materials, Inc. Incentive Stock Plan (the "Plan"). Pursuant to the Plan, each participant at his or her election is permitted to use up to 50% of the annual incentive bonus earned by the participant to be credited towards units ("Units") that will subsequently be converted into Common Stock of the Corporation pursuant to the terms of the Plan at a 20% discount from the fair market value of the Common Stock (the closing price of the Common Stock as reported in the Wall Street Journal) on the date the amount of the bonus is determined. Each of the executive officers named are required to use a minimum of 10% of the annual incentive bonus towards the crediting of Units under the Plan, except for Mr. Zelnak, who is required to use a minimum of 25% towards the crediting of such Units. Any election to purchase Units under the Plan (in addition to the mandatory purchases) must be made at least six months prior to the date the amount of the annual incentive bonus is determined. The Units credited under the Plan generally vest on December 1 in the year that is immediately preceding three years from the date of grant, at which time shares of Common Stock are issued to the participant. Dividend equivalents are paid on the Units at the same rate as dividends are paid to all shareholders. Such payments are included in the amounts reported. The amounts reported under "Other Annual Compensation" represent the market value on the date of grant of the Units credited to each named executive officer. The number of Units credited for 1998 to each of the named executives is as follows: Mr. Zelnak, 6,865; Mr. Sipling, 1,757; Mr. Winchester, 281; Ms. Henry, 1,190; and Mr. Deerson 325. The number of Units credited for 1997 to each of the named executives is as follows: Mr. Zelnak, 7,759; Mr. Sipling, 2,221; Mr. Winchester, 402; Ms. Henry, 1,614; and Mr. Deerson, 296. The number of Units credited for 1996 to each of the named executives is as follows: Mr. Zelnak, 8,293; Mr. Sipling, 2,640; Mr. Winchester, 1,296; Ms. Henry, 2,142; and Mr. Deerson, 1,420. The cost of perquisites furnished to each executive officer did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.
(3) Options granted are for Common Stock of the Corporation.
(4) Amounts reported under "All Other Compensation" represent matching contributions to the Corporation's Performance Sharing Plan and, for periods prior to October 1996, the Lockheed Martin Corporation Performance Sharing Plan.

OPTION GRANTS IN LAST FISCAL YEAR

       Shown below is information on grants of options for the Corporation's Common Stock awarded pursuant to the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the "Stock-Based Award Plan") to the named executives in the fiscal year ended December 31, 1998.

                                                               INDIVIDUAL GRANTS(1)
                                             --------------------------------------------------------     POTENTIAL REALIZABLE
                                                                                                                VALUE AT
                                               NO. OF        PERCENT OF                                  ASSUMED ANNUAL RATES OF
                                             SECURITIES    TOTAL OPTIONS                                STOCK PRICE APPRECIATION
                                             UNDERLYING      GRANTED TO      EXERCISE OR                   FOR OPTION TERM(2)
                                              OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION   -------------------------
NAME                                          GRANTED     FISCAL YEAR 1998    PER SHARE       DATE          5%            10%
----                                         ----------   ----------------   -----------   ----------   ----------     ----------
Stephen P. Zelnak, Jr......................    60,000          18.71%          $47.75       8/20/08     $1,801,783     $4,566,072
Philip J. Sipling..........................    20,000           6.24            47.75       8/20/08        600,594      1,522,024
Robert R. Winchester.......................    15,000           4.68            47.75       8/20/08        450,446      1,141,518
Janice K. Henry............................    14,000           4.37            47.75       8/20/08        420,416      1,065,417
Bruce A. Deerson...........................    10,000           3.12            47.75       8/20/08        300,297        761,012

------------------------

(1) Awards under the Stock-Based Award Plan are granted at the discretion of a disinterested committee (the "Committee") of the Board of Directors of the Corporation upon the recommendation of management of the Corporation, except for Mr. Zelnak, for whom the Committee formulates its own decision, and may be awarded based on past performance or as incentive for future efforts. A maximum of 5,000,000 shares of the Corporation's stock are authorized under the Stock-Based Award Plan for grants to key employees. Each award under the Stock-Based Award Plan is evidenced by an award agreement setting forth the number and type of stock-based incentives subject to the award and such other terms and conditions applicable to the award as determined by the Committee. Under the award agreements, the 1998 options will vest and become exercisable in three approximately equal increments on August 20, 1999, 2000 and 2001 and expire 10 years from the date of grant. No individual may receive annual grants for more than 10 percent of the shares available under the Stock-Based Award Plan. Options awarded in 1998 expire ninety days following termination of employment, except in instances following death, disability or retirement. In the event of death, all outstanding options vest immediately and will expire one year following the date of death. In instances of disability or normal retirement, the award agreement states that the terms of all outstanding options will be unaffected by such retirement or disability. In the event of early retirement, options that are not vested will terminate on the second business day after such retirement and options that are vested will terminate 90 days thereafter unless the Chief Executive Officer or, in the case of persons subject to Section 16 of the Securities Exchange Act of 1934, the Committee determines that all outstanding options will be unaffected by such retirement. The exercise price of the shares of Common Stock subject to options is set by the Committee and must be at least 100% of the fair market value of the shares on the date the option is granted. The award agreement provides that shares to be issued upon exercise of options may be purchased by the Company in the open market.
(2) The dollar amounts set forth in these columns are the result of calculations at the 5 percent and 10 percent rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

AGGREGATED OPTIONS EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTIONS VALUES

       Shown below is information relating to (1) the exercise of options for the purchase of the Corporation's Common Stock during the last completed fiscal year and (2) the fiscal year-end value of unexercised options for the Corporation's Common Stock under the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan and the Amended and Restated Stock-Based Award Plan for the named executives. There are no awards of stock appreciation rights ("SARs") for the Corporation's Common Stock.

                                                                           NUMBER OF SECURITIES                VALUE OF
                                                                                UNDERLYING             UNEXERCISED IN-THE-MONEY
                                                                            UNEXERCISED OPTIONS                 OPTIONS
                                               SHARES                      AT FISCAL YEAR-END(1)         AT FISCAL YEAR-END(2)
                                             ACQUIRED ON     VALUE      ---------------------------   ---------------------------
NAME                                          EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                         -----------   ----------   -----------   -------------   -----------   -------------
Stephen P. Zelnak, Jr......................    104,333     $2,798,679     18,000         111,667      $  480,375     $2,421,367
Philip J. Sipling..........................     --             --         37,000          37,000       1,407,438        798,688
Robert R. Winchester.......................     --             --         36,000          30,000       1,380,750        673,125
Janice K. Henry............................     --             --         28,333          26,667       1,080,137        585,176
Bruce A. Deerson...........................     --             --         22,333          19,667         853,012        436,113

------------------------

(1) Options granted by the Corporation in 1998 as shown in "Option Grants in Last Fiscal Year" on page 12, all of which were unexercisable at year-end, are included in this table. Options granted by the Corporation in 1997, one-third of which vested in 1998; in 1996, two-thirds of which vested in 1998; and in 1995 and in prior years, all of which vested in 1998, are also included in this table.
(2) The value presented represents the difference between the closing price of the stock at year-end and the exercise price of the options.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

       Shown below is information on awards under the long-term incentive plan granted to the named executives in the fiscal year ended December 31, 1998.

                                                                  PERFORMANCE
                                                      NO. OF        OR OTHER         ESTIMATED FUTURE PAYOUTS UNDER
                                                     SHARES,      PERIOD UNTIL       NON-STOCK PRICE-BASED PLANS(2)
                                                     UNITS OR      MATURATION     -------------------------------------
NAME                                               OTHER RIGHTS   OR PAYOUT(1)    THRESHOLD(#)   TARGET(#)   MAXIMUM(#)
----                                               ------------   ------------    ------------   ---------   ----------
Stephen P. Zelnak, Jr............................      N/A          3 years          1,420         2,838       4,258
Philip J. Sipling................................      N/A          3 years            718         1,434       2,150
Robert R. Winchester.............................      N/A          3 years            584         1,168       1,752
Janice K. Henry..................................      N/A          3 years            556         1,110       1,666
Bruce A. Deerson.................................      N/A          3 years            488           974       1,460

------------------------

(1) The performance period for awards granted in 1998 under the Shareholder Value Achievement Plan (the "Achievement Plan") is the three fiscal years beginning January 1, 1998 and ending December 31, 2000.
(2) Awards are denominated in units that relate to a number of shares of the Corporation's Common Stock where threshold, target and maximum numbers represent the degree to which the performance goals are achieved at the end of the three-year performance period. Awards under the Achievement Plan are based upon a combination of factors, including a total return to shareholders formula which compares the Corporation's total return to shareholders to that of the Standard & Poor's 500 Index and to a peer group of companies. If the Corporation fails to meet the threshold performance objectives, no award is made under the Achievement Plan.

PENSION PLANS

       The named executives participated in the Martin Marietta Materials, Inc. Pension Plan (the "Pension Plan"), which was sponsored by the Corporation and covered all of the Corporation's executive officers and substantially all of the salaried employees of the Corporation on a non-contributing basis. Set forth below is a pension plan table which shows the estimated annual benefits payable upon retirement for specified earnings and years of service under the Pension Plan.

                                                                       YEARS OF SERVICE
                                                        -----------------------------------------------
REMUNERATION                                              15        20        25        30        40
------------                                            -------   -------   -------   -------   -------
$100,000..............................................  $20,936   $27,914   $34,893   $41,872   $56,350
$150,000(1)...........................................   32,186    42,914    53,643    64,372    86,350
$200,000(1)...........................................   43,436    57,914    72,393    86,872   116,350
$300,000(1)...........................................   65,936    87,914   109,893   131,872   176,350
$400,000(1)...........................................   88,436   117,914   147,393   176,872   236,350
$500,000(1)...........................................  110,936   147,914   184,893   221,872   296,350
$1,000,000(1).........................................  223,436   297,914   372,393   446,872   596,350
$1,100,000(1).........................................  245,936   327,914   409,893   491,872   656,350
$1,200,000(1).........................................  268,436   357,914   447,393   536,872   716,350

------------------------

(1) The benefits payable under the Pension Plan may be limited by sections 401(a)(17) and 415 of the Internal Revenue Code. The maximum earnings amount which may be considered to compute a benefit in accordance with Section 401(a)(17) of the Code is $160,000. The maximum annual amount payable under the Plan as of December 31, 1998 in accordance with Section 415(b) of the Code is $130,000.

       Compensation covered by the Pension Plan generally includes, but is not limited to, base salary, executive incentive compensation awards, lump sum payments in lieu of a salary increase, and overtime. The normal retirement age under the Pension Plan is 65, but unreduced early retirement benefits are available at age 62 and reduced benefits are available as early as age 55. The calculation of benefits under the Pension Plan is generally based on an annual accrual rate, average compensation for the highest consecutive five years of the ten years preceding retirement and the participant's number of years of credited service. Maximum benefits payable under the Pension Plan are subject to current Internal Revenue Code limitations. The amounts listed in the foregoing table are not subject to any deduction for Social Security benefits or other offsets amounts.

       As of December 31, 1998, the estimated total annual benefits payable upon retirement at age 65 for the individuals named in the compensation table, based on continued employment at current compensation, are as follows: Mr. Zelnak, $429,719; Mr. Sipling, $160,042; Mr. Winchester, $151,913; Ms. Henry, $184,708;
and Mr. Deerson, $146,920. These amounts include benefits that are payable under the Corporation's Supplemental Excess Retirement Plan. The years of credited service upon assumed retirement at age 65 for Mr. Zelnak, Mr. Sipling, Mr. Winchester, Ms. Henry, and Mr. Deerson are 28.75 years, 27.67 years, 31.08 years, 41.67 years, and 36.75 years, respectively.

       Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual benefits payable under the Pension Plan. As permitted by ERISA, the Supplemental Excess Retirement Plan provides for the payment of benefits in excess of those limits and the payment of a supplemental death benefit to participants who die while employed.

EMPLOYMENT PROTECTION AGREEMENTS

       The Corporation has entered into Employment Protection Agreements (the "Agreements") with each of the named executive officers. The purpose of these Agreements is to provide the Corporation's key executives with payments and benefits upon certain types of terminations within two years and 30 days following a "Change of Control." For purposes of the Agreements, a Change of Control is generally defined as (i) the acquisition by any person, or related group of persons, of 40% or more of either the outstanding Common Stock of the Corporation or the combined voting power of the Corporation's outstanding securities, (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Corporation's assets following which the Corporation's shareholders before such event fail to own more than 50% of the resulting entity, (iii) a change in the majority membership of the Board, (iv) a liquidation or dissolution of the Corporation, or (v) a sale of all or substantially all of the Corporation's assets.

       The Agreements provide that if, within the two-year period following a Change of Control, an executive is terminated without "Cause" (as defined in the Agreements) or terminates his employment with "Good Reason" (as defined in the Agreements), or if the executive voluntarily terminates his employment for any reason during the thirty-day period following the second anniversary of the Change of Control, the Corporation is obligated to pay the executive, in a lump sum, an amount equal to twice the sum of the executive's "Base Salary" and "Annual Bonus." For purposes of the Agreements, Base Salary means the highest annual rate of base salary that the executive received within the twelve-month period ending on the date of the Change of Control and Annual Bonus means the executive's highest annual bonus paid during the period beginning five years prior to the Change of Control and ending on the date of the executive's termination of employment. In addition, for two years following termination of employment, the Corporation must provide the executive with welfare benefits that are generally as favorable as those the executive enjoyed prior to the Change of Control. Furthermore, the Agreements provide for "gross up" payments to compensate the executives for any golden parachute excise taxes imposed under the Internal Revenue Code on account of the severance amounts.

       The term of the Agreements is three years following their effective dates. On each anniversary date of the effective date, the Agreements are renewed for one additional year, unless either party gives notice of its intent to cancel the automatic extension.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

       The Corporation's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors, which consists entirely of Board members who are neither officers nor employees of the Corporation. The role of the Compensation Committee is, among other things, to approve salaries and other compensation of the executive officers of the Corporation and to review, approve and administer grants of stock options and equity-related awards to all employees, including the principal officers of the Corporation, and to administer any other compensation plan in connection with which the Corporation or any of its employees may realize a benefit from administration by disinterested Directors.

GENERAL COMPENSATION PHILOSOPHY

       The Committee supports the Corporation's belief that executive compensation should further the Corporation's strategic goals. To accomplish this, the Committee's philosophy with respect to executive compensation holds that the Corporation's employees are its most important resource and should be compensated fairly in order to achieve optimum operating performance for the Corporation. The Committee focuses on operating performance rather than short-term changes in stock price based on its view that the long-term operating performance of the Corporation will be reflected by stock price performance over the long-term. Competitive compensation levels serve to attract and retain individuals of outstanding ability and motivate such individuals to sustain high levels of personal performance. The type and amount of compensation granted is based upon the subjective judgment of the Committee; nevertheless, in the exercise of its discretion, the Committee considers a number of objective criteria which are discussed below in the context of the components of compensation to which they apply.

COMPENSATION STRUCTURE AND AWARDS FOR 1998

       The key elements of the Corporation's compensation structure are base salary, annual incentives and long-term incentives, each of which is intended to accomplish the overall compensation philosophy.

       Annual Compensation -- Base Salary.   In setting base salaries for 1998,
the Committee reviewed information drawn from various sources, including proxy statements and surveys conducted by an outside compensation consulting firm of a selected peer group of companies in the aggregates, cement and specialty chemical industries, including those in the Performance Graph peer group on page 21, and of a selected group of general industry companies with comparable revenues to those of the Corporation. The group of companies reflected in the compensation surveys was broader than the group of peer companies set forth in the Performance Graph on page 21 because of the Committee's belief that the larger group better represents the market within which it competes for executive talent. The Committee also considered the advice of independent compensation advisors. The targeted value of an executive's base salary is generally set at median competitive levels.

       Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on: (1) the Committee's agreement on the individual's contribution to the Corporation, and (2) increases in median competitive pay levels. The total cash compensation (base salary and bonus described below) for each of the named executive officers was at approximately the median compensation of executives having similar responsibilities in the compensation surveys, including those in the Performance Graph peer group.

       The base salary for the Chairman, President and Chief Executive Officer of the Corporation was increased during 1998 to $575,000. This represents an approximate 10 percent increase from 1997. The rate of increase in 1998 reflected the Committee's unanimous agreement on Mr. Zelnak's continued superior leadership ability as reflected by a record number of acquisitions completed in 1998, and as demonstrated by the Corporation's continued excellent financial performance as to record sales and earnings. Under Mr. Zelnak's guidance, the Corporation achieved strong earnings growth and remained an industry leader in performance as measured by return on sales and return on investment. In addition, the Committee also reviewed base salary data for chief executive officers in the compensation studies and in the Performance Graph peer group.

       Annual Compensation -- Bonus.   To encourage achievement of the
performance objectives of the Corporation, a significant portion of annual compensation takes the form of an incentive compensation bonus. In 1998, under the Corporation's Executive Incentive Plan, the maximum amount that an executive could receive was based upon a percentage of that executive's base salary. All of the executive officers participate in the plan, except for Mr. Zelnak, for whom bonus consideration is made outside the plan. In addition, the Compensation Committee exercised its discretion to make certain cash bonus awards for 1998 on a subjective basis to reward exemplary individual performance.

       For awards granted under the plan, following review of the achievements of the Corporation as compared to the targeted goals set at the end of the previous year, a comparative review of each of the individual contributions of all participants towards achieving these goals is conducted. The Compensation Committee also considers qualitative measures of performance such as adherence to and implementation of the Corporation's policy on ethics and standards of conduct, customer satisfaction and product quality.

       The amount actually awarded to each participant in the plan is based upon the Compensation Committee's assessment of each individual's achievement of targeted objectives, including standard measures of financial performance such as sales, earnings, return on capital investments and cash generation. These objectives are established at the beginning of each plan year and are based upon the Corporation's Long Range Operating Plan. For executives in corporate staff positions, 50 percent of the determination is made with respect to the Corporation's performance and 50 percent is based on the individual's performance. The Committee considers the recommendations of the Corporation's Chief Executive Officer but retains complete discretion in performing these reviews.

       Mr. Zelnak was awarded an annual incentive bonus of $600,000 for 1998 based on his outstanding performance and leadership in connection with the Corporation's financial achievements and successful acquisitions, including the acquisition of Redland Stone Products Company and the Corporation's investment in Meridian Aggregates Company. The Corporation's Incentive Stock Plan (discussed more generally below) requires Mr. Zelnak to use 25% of his 1998 annual incentive bonus towards credits of Common Stock units at a 20% discount to market value. These units generally vest in three years. In addition, Mr. Zelnak made an irrevocable choice six months prior to the bonus determination to use 25% more, for a total of 50% of his annual incentive bonus, towards Common Stock units. Although there was no special attempt to set Mr. Zelnak's 1998 bonus in any particular relationship to the compensation data, Mr. Zelnak's bonus was above the median level of bonus compensation of CEO's in the compensation surveys, including those in the Performance Graph peer group. His total cash compensation (base salary and bonus) was slightly above the median compensation of those CEOs. The Compensation Committee retains complete discretion in determining the amount of incentive compensation to be awarded to Mr. Zelnak. Consequently, no particular weighting of criteria is required or performed.

       Long Term Compensation -- Stock Options.   Stock options awarded under
the Corporation's Amended and Restated Stock-Based Award Plan link the compensation provided to a group of 115 executive officers and key personnel with gains realized by the shareholders. The vesting periods associated with stock options encourage continued employment with the Corporation while also serving to confer on recipients an ownership interest in the Corporation.

       The number of options granted to an individual is based upon survey data provided by compensation consultants. The data shows the value of option awards as a multiple of base pay for comparable executive positions in other corporations. In making 1998 stock option award decisions, the Committee elected to provide option awards, as a multiple of base salary, near the average for awards made by firms in a national compensation group comprised of the same companies surveyed in the Compensation Committee's review of base salaries. The determination of the number of options awarded is within the complete discretion of the Committee, which considers the recommendations of the Chief Executive Officer with respect to participants other than the Chief Executive Officer, and which formulates its own decision with respect to the Chief Executive Officer. The Committee awarded Mr. Zelnak 60,000 options in 1998 to align Mr. Zelnak's compensation directly with the Corporation's performance. In exercising its discretion, the Committee generally follows the same procedures as are followed in determining the amount of incentive compensation awards discussed above.

       Since long-term awards vest over time, the Committee grants new awards to provide continuing incentives for future performance without regard to the number of options currently held by the recipient. Options awarded are not transferable and have an exercise price equal to the closing price of the Corporation's Common Stock on the date of grant, and therefore, have no value to the recipient unless the price of the Common Stock increases.

       Long Term Compensation -- Incentive Stock Awards.   In 1998, a group of
43 executive officers and key personnel participated in the Martin Marietta Materials, Inc. Incentive Stock Plan. The plan is intended to give key employees who participate in the Executive Incentive Plan the opportunity to invest up to 50% of their annual incentive awards to purchase units that are subsequently converted into shares of Common Stock pursuant to the terms of the plan at a 20% discount from the market price of the Corporation's Common Stock on the date of the award. The units become fully vested and are distributed in the form of unrestricted Common Stock after approximately three years of continued additional employment with the Corporation. Participation in the plan is elective, except that executive officers of the Corporation are required to invest a minimum percentage of their annual incentive awards in units that are subsequently converted into the Corporation's Common Stock in accordance with the terms of the Incentive Stock Plan. The plan is intended to assist the Corporation in attracting and retaining key employees, to link directly executive officer and management compensation to shareholder returns, and to foster stock ownership in the Corporation among its key employees.

       Long Term Compensation -- Shareholder Value Achievement Plan Awards.   In
1998, a group of 15 executive officers and key personnel was granted awards under the Martin Marietta Materials, Inc. Shareholder Value Achievement Plan (the "Achievement Plan"). The primary purpose of the Achievement Plan is to foster and promote the long-term growth and performance of the Corporation by enhancing the Corporation's ability to attract and retain qualified key employees and motivate key employees through performance-based incentives.

       The 1998 awards granted under the Achievement Plan allow long term incentives to be earned by the Chief Executive Officer and the other participants when the Corporation attains specific return on capital goals that are equally weighted and are determined by a total return to shareholders ranking that must be at least in the 40th percentile as compared to the Standard and Poor's 500 Index and at least at the median percentile as compared to a peer group. The peer group differs and is larger than the peer group used in the Performance Graph because the Corporation has historically compared its financial performance against this larger competitor group for compensation purposes. Awards earned under this plan are made in Common Stock that vests at the end of a three-year period if the performance goals are attained. The objective of this plan is to focus senior management's attention on certain critical factors affecting the Corporation's long term performance and reward them for making successful long term decisions. The value of these awards may vary considerably based on the Corporation's stock price performance.

       Stock-Based Awards -- Generally.   The value, if any, of stock-based
awards is dependent upon the performance of the Corporation's Common Stock. Further, as noted above, in exercising its discretion in determining the type and amount of award made, the Committee considers many factors related to the Corporation's performance and the performance of the individual being considered for an award. While objective criteria are carefully considered, the Committee has the discretion to make awards as it deems appropriate. Therefore, there is no formula that results in a direct or quantifiable correlation between performance and stock-related awards.

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION

       The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code which makes certain "non-performance based" compensation to the named executives in excess of $1 million non-deductible to the Corporation. One of the named executive officers received annual compensation exceeding $1 million in 1998.

       The Committee has taken steps to qualify certain compensation to ensure deductibility. The Committee has determined that, in reviewing the design and administration of the executive compensation program, its compensation objectives discussed above will be met if, in connection with other compensation, it retains the flexibility to exercise subjective judgment in assessing an executive's performance. The Committee believes that the achievement of the Corporation's general compensation policies and objectives that are currently in place best serves shareholder interests.

March 18, 1999

                                       COMPENSATION COMMITTEE

                                       Bobby F. Leonard, Chairman
                                       Marcus C. Bennett
                                       William E. McDonald
                                       William B. Sansom

                     COMPARISON CUMULATIVE TOTAL RETURN(1)
                    MARTIN MARIETTA MATERIALS, INC., S&P 500
                             AND PEER GROUP INDICES

       The following graph compares the performance of the Corporation's Common Stock to that of the Standard & Poor's 500 Stock Index ("S&P 500") and a market capitalization weighted index containing a group of peer companies in the aggregates and cement industries selected by the Corporation. The peer group consists of the following companies: Florida Rock Industries, Inc., Lafarge Corporation, Martin Marietta Materials, Inc. and Vulcan Materials Company.(2)

                              (PERFORMANCE GRAPH)

                            MLM       Peer Index     S&P 500
                          -------     ----------     -------
Feb-94                    $100.00       $100.00      $100.00
Dec-94                    $ 78.06       $ 83.76      $101.37
Dec-95                    $ 92.74       $ 93.92      $139.47
Dec-96                    $106.67       $103.92      $171.50
Dec-97                    $170.36       $161.57      $228.77
Dec-98                    $293.08       $225.07      $294.09
Feb-99                    $242.43       $219.92      $296.86

---------------

(1) Assumes that the investment in the Corporation's Common Stock and each index was $100, with quarterly reinvestment of dividends.
(2) The peer group index includes CalMat Co. up until the time of its merger into Vulcan Materials Company as of January 6, 1999.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

       There are no executive officer-director interlocks where an executive of the Corporation serves on the compensation committee of another corporation that has an executive officer serving on the Corporation's Board of Directors.

       Messrs. Bennett, Leonard, McDonald and Sansom served on the Corporation's Compensation Committee during 1998. Mr. Bennett served as Executive Vice President and Chief Financial Officer of Lockheed Martin Corporation from July 1996 until his retirement on January 31, 1999 and is a Director of Lockheed Martin Corporation which, until the Split-Off, owned approximately 81% of the Corporation's Common Stock. He is not, and was not, an officer or employee of the Corporation or any of its subsidiaries. Information with respect to transactions between the Corporation and Lockheed Martin Corporation can be found in "Certain Related Transactions" below.

                          CERTAIN RELATED TRANSACTIONS

       The following transactions involve amounts exceeding $60,000 in which certain shareholders or Directors of the Corporation may have a material interest.

TRANSACTIONS WITH LOCKHEED MARTIN CORPORATION

       In October 1996, the Corporation's Common Stock that was held by Lockheed Martin Corporation became available to the public market when Lockheed Martin disposed of its 81% ownership interest (the "Split-Off"). Before the effective date of the Split-Off, Lockheed Martin Corporation and Martin Marietta Investments Inc. held voting power over shares of Common Stock that represented approximately 72.2% and 8.8%, respectively, of the shares entitled to be cast for the election of the Board of Directors and approval of other proposals. Martin Marietta Investments Inc. is a wholly-owned subsidiary of Lockheed Martin Corporation, which is a Maryland corporation that was formed as the parent corporation of Martin Marietta Corporation and Lockheed Corporation as a result of the business combination of those two companies in March 1995. Martin Marietta Corporation and Lockheed Corporation were subsequently merged into Lockheed Martin Corporation in January 1996. Lockheed Martin Corporation is the successor to Martin Marietta Technologies, Inc., which formerly held approximately 72.2% of the Corporation's Common Stock.

       The Corporation was included in Lockheed Martin Corporation's consolidated tax group until and including the effective day of the Split-Off, and therefore the taxable income (or loss) of the Corporation and its subsidiaries (the "Materials Consolidated Group") was included in the Lockheed Martin Corporation consolidated federal income tax return until such date. The Corporation and Lockheed Martin Corporation, as successor to Martin Marietta Corporation, are parties to a Tax Sharing Agreement, dated February 18, 1994, that allocates responsibility between the Corporation and Lockheed Martin Corporation for their respective shares of the consolidated federal income tax liability of Lockheed Martin Corporation and certain other liabilities. Pursuant to the Tax Sharing Agreement, the Corporation and Lockheed Martin Corporation make payments between them such that, with respect to any period, the amount of taxes paid by the Corporation or any refund payable to the Corporation is determined as though the Corporation filed separate federal, state and local income tax returns (including any amounts determined to be due as a result of a redetermination of the tax liability of Lockheed Martin

Corporation arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing a consolidated return rather than a consolidated subsidiary of Lockheed Martin Corporation.

       In anticipation of the Split-Off, the Corporation and Lockheed Martin Corporation entered into a Supplemental Tax Sharing Agreement and a Tax Assurance Agreement. The Supplemental Tax Sharing Agreement allocates responsibility between the Corporation and Lockheed Martin Corporation for certain tax liabilities (including any related liability of the Corporation or Lockheed Martin Corporation to stockholders of Lockheed Martin Corporation) that may result from the failure of the Split-Off to qualify as a fully tax-free distribution. Pursuant to this agreement, any such liability generally will be allocated 81% to Lockheed Martin Corporation and 19% to the Corporation, subject to a maximum allocation of $25 million to the Corporation. However, if either Lockheed Martin Corporation or the Corporation (but not both) knowingly or willfully breaches a covenant contained in the Tax Assurance Agreement, which contains covenants relating to the parties' post-Split-Off conduct which could jeopardize the qualification of the Split-Off as fully tax-free (if, among other things, there is a change of law or in the ruling policy of the IRS), and the failure of the Split-Off to qualify as a fully tax-free distribution would not have occurred but for such breach, the resulting liability will be allocated solely to the breaching party. The Corporation would not be solely liable for the resulting liability if it first obtained an opinion of counsel (satisfactory to Lockheed Martin Corporation) to the effect that any action underlying a breach would not cause the Split-Off to fail to qualify as a fully tax-free distribution. Furthermore, if either Lockheed Martin Corporation or the Corporation is acquired in a manner that causes the failure of the Split-Off to qualify as a fully tax-free distribution under Section 355 of the Internal Revenue Code (including the recognition of gain to Lockheed Martin Corporation on the distribution of the Corporation's Common Stock pursuant to Section 355(d) of the Internal Revenue Code) and the gain did not result from a breach of the Tax Assurance Agreement, the resulting liability will be allocated solely to the corporation so acquired.

OTHER TRANSACTIONS

       Mr. Vinroot is a partner with the law firm of Robinson, Bradshaw & Hinson, P.A., which has provided certain legal services for the Corporation in an amount less than 5% of such firm's gross revenues for the firm's last fiscal year.

                              INDEPENDENT AUDITORS

       The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Corporation for the fiscal year 1999. The ratification of the appointment of Ernst & Young LLP is being submitted to the shareholders because management believes this to be good corporate practice. Should the shareholders fail to ratify this appointment, the Board of Directors will review the matter. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Shareholders of the Corporation, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                              FINANCIAL STATEMENTS

       Upon the written request of any shareholder, the Corporation will provide without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission. Requests should be mailed to the Corporate Secretary, Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, North Carolina 27607.

                          METHOD OF PROXY SOLICITATION

       The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement and proxies and the cost of soliciting proxies relating to the meeting, if any, has been or will be paid by the Corporation. In addition to use of the mails, proxies may be solicited by officers, directors and other regular employees of the Corporation by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Corporation will use the services of Morrow & Co., Inc., a professional soliciting organization, to assist in obtaining in person or by proxy the largest number of shareholder vote as is possible. The Corporation estimates its expenses for solicitation services will not exceed $15,000. The Corporation will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

                                 OTHER MATTERS

       At the time this Proxy Statement was filed with the Securities and Exchange Commission, the Board of Directors was not aware that any matters not referred to herein would be presented for action at the Annual Meeting. If any other matters properly come before the Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented by proxies on such matters in accordance with their judgment in the best interest of the Corporation. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the meeting.

                SHAREHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

       Proposals by shareholders for nominations for directors or other matters intended to be presented at the 2000 Annual Meeting of Shareholders of the Corporation must be received by the Secretary of the Corporation no later than December 1, 1999 in order to be included in the Proxy Statement and on the Proxy Card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. In addition, the Bylaws of the Corporation establish an advance notice requirement for any proposal of business to be considered at an annual meeting of shareholders. In general, written notice must be received by the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter. Any waiver by the Corporation of these requirements with respect to the submission of a particular shareholder proposal shall not constitute a waiver with respect to the submission of any other shareholder proposal nor shall it obligate the Corporation to waive these requirements with respect to future submissions of the shareholder proposal or any other shareholder proposal. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished one without charge upon written request to the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607.

                                       MARTIN MARIETTA MATERIALS, INC.

March 26, 1999

(MARTIN MARIETTA MATERIALS LOGO)

                            - FOLD AND DETACH HERE -

                        MARTIN MARIETTA MATERIALS, INC.

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                     ANNUAL MEETING TO BE HELD MAY 19, 1999

The undersigned hereby appoints Stephen P. Zelnak, Jr. and Janice K. Henry, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the Common Stock of the undersigned in Martin Marietta Materials, Inc. at the Annual Meeting of Shareholders to be held on May 19, 1999, and at any adjournment thereof.

1. ELECTION OF DIRECTORS: Nominees are James M. Reed, William B. Sansom, and Stephen P. Zelnak, Jr.

   [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)

             -----------------------------------------------------

   [ ] WITHHOLD AUTHORITY to vote for the listed nominees

2. RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

    [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF.

                            - FOLD AND DETACH HERE -

This proxy is solicited by the Board of Directors and when properly executed will be voted as specified herein and, unless otherwise directed, will be voted FOR the election of all nominees as Directors and FOR the ratification of selection of Ernst & Young LLP as independent auditors. The Board of Directors recommends voting FOR each item.

Receipt of Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

                                              PLEASE DATE AND SIGN EXACTLY AS
                                              PRINTED BELOW AND RETURN PROMPTLY
                                              IN THE ENCLOSED POSTAGE PAID
                                              ENVELOPE.

                                              Dated:                      , 1999
                                                     --------------------

                                              ----------------------------------
                                                     Signature and Title

                                              ----------------------------------
                                                  Signature if held jointly

                                              (WHEN SIGNING AS ATTORNEY,
                                              EXECUTOR, ADMINISTRATOR, TRUSTEE,
                                              GUARDIAN, ETC., GIVE TITLE AS
                                              SUCH. IF JOINT ACCOUNT, EACH JOINT
                                              OWNER SHOULD SIGN. IF A
                                              CORPORATION OR A PARTNERSHIP, SIGN
                                              FULL CORPORATE NAME OR PARTNERSHIP
                                              NAME, AS THE CASE MAY BE, BY AN
                                              AUTHORIZED PERSON.)